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                                  EXHIBIT 12.1


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                                                                    Exhibit 12.1

                                 TRANSTAR, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (In thousands)

                                                                         For the year ended December 31,
                                                    ----------------------------------------------------------------------
                                                      1996           1995           1994           1993            1992
                                                      ----           ----           ----           ----            ----
Income before income taxes,
  extraordinary item and change in
  accounting principle.......................        $103,714        $93,915        $86,102        $25,976         $18,261
Fixed charges:
Interest expense and amortization of
  debt issuance costs........................         $21,314        $24,144        $25,253        $47,838         $56,608
Interest expense on rentals..................           7,854          6,057          6,225          6,956           6,956
                                                      -------        -------       --------        -------         -------
       Total fixed charges...................         $29,168        $30,201        $31,478        $54,794         $63,564
                                                      =======        =======        =======        =======         =======
Earnings before income taxes,
  extraordinary item, change in
  accounting principle and fixed
  charges....................................        $132,882       $124,116       $117,580        $80,770         $81,825
                                                     ========       ========       ========        =======         =======
Ratio of earnings to fixed charges...........            4.56           4.11           3.74           1.47            1.29
                                                         ====           ====           ====           ====            ====

Income for the years 1992, 1993, 1994 and 1996 includes non-recurring charges (credits) $8.5 million, $17.3 million $(1.7) million, and $(1.0) million, respectively.